EXHIBIT 5.1

Caterpillar Inc. 5205 N. O’Connor Boulevard, Suite 100 Irving, Texas 75039
December 11, 2025

Post-Effective Amendment to Registration Statements on Form S-8 of Caterpillar Inc.
Ladies and Gentlemen:
I refer to the Post-Effective Amendment No. 1 (the “Post-Effective Amendment”) to Form S-8 Registration Statement No. 333-192766 (the “Registration Statement”) being filed by Caterpillar Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”). The Post-Effective Amendment reflects that a portion of the shares of the common stock, $0.01 par value per share the Company previously registered under the Registration Statement will become available for issuance under the Caterpillar Hourly Employees 401(k) Savings Plan (the “Plan”), pursuant to the terms and conditions of the Plan (such shares, the “Carryover Shares”).
This opinion letter is being delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.
I have examined the Post-Effective Amendment, the Company’s Restated Certificate of Incorporation, the Company’s Bylaws (as amended and restated), the Plan and the resolutions adopted by the board of directors of the Company relating to the Plan. I have also examined originals, or copies of originals certified to my satisfaction, of such agreements, documents, certificates and statements of the Company and other corporate documents and instruments, and have examined such questions of law, as I have considered relevant and necessary as a basis for this opinion letter. I have assumed the authenticity of all documents submitted to me as originals, the genuineness of all signatures, the legal capacity of all persons and the conformity with the original documents of any copies thereof submitted to me for examination. As to facts relevant to the opinions expressed herein, I have relied without independent investigation or verification upon, and assumed the accuracy and completeness of, certificates, letters and oral and written statements and representations of public officials and officers and other representatives of the Company.
Based on the foregoing, I am of the opinion that the Carryover Shares have been duly authorized for issuance and, when the Carryover Shares are issued and paid for in accordance with the terms and conditions of the Plan, the Carryover Shares will be validly issued, fully paid and nonassessable.
This opinion letter is limited to the General Corporation Law of the State of Delaware. I express no opinion as to the laws, rules or regulations of any other jurisdiction, including, without limitation, other federal laws of the United States of America or any state securities or blue sky laws.
I hereby consent to the filing of this opinion letter as an Exhibit to the Post-Effective Amendment and to all references to me included in or made a part of the Post-Effective Amendment. In giving such consent, I do not thereby admit that I am in the category of persons for whose consent is required under Section 7 of the Securities Act.

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Very truly yours,

/s/ Nicole M. Puza
Nicole M. Puza Corporate Secretary & Associate General Counsel

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